Exhibit 99.2

Certain Information to be Provided to Prospective Debt Financing Sources

Set forth below is the reconciliation of Net Income (Loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA included in a presentation to certain third parties in connection with a potential re-pricing of a portion of the outstanding indebtedness of Emdeon Inc. (referred to herein as “Emdeon” or the “Company”).

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA

Reconciliations of Emdeon’s Net Income (Loss) determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to Adjusted EBITDA and Pro Forma Adjusted EBITDA have been provided in the chart below. An explanation of these non-GAAP measures is also included under the heading “Explanation of Non-GAAP Financial Measures” below. To properly evaluate Emdeon’s business, Emdeon encourages investors not to rely on any single financial measure to evaluate Emdeon’s business and to review the GAAP reconciliations. These non-GAAP measures, as Emdeon defines them, may not be similar to non-GAAP measures used by other companies.

	Year Ended Dec. 31,				3 Mo. Ended Dec. 31,		Combined
($ in millions)	2007	2008	2009	2010	2011(1)	2012	2011(1)	2012
GAAP Net Income (Loss)	$17	$12	$14	$33	($70)	($10)	($36)	($78)
Depreciation and Amortization	63	98	105	125	41	47	158	187
Interest Expense, Net	73	71	70	61	35	42	72	172
Other	—	—	(1)	—	—	—	—	—
Income Tax Expense (Benefit)	18	9	17	32	(13)	(4)	(2)	(40)

EBITDA	171	189	206	251	(7)	75	192	241
Equity Compensation (a)	7	4	25	18	2	3	20	7
Acquisition Method Accounting Adjustments (b)	3	6	1	—	2	—	2	5
Transaction Costs (c)	—	1	2	—	80	3	84	12
Loss on Extinguishment of Debt and Related Costs (d)	—	—	—	—	—	—	—	25
Strategic Initiatives Costs (e)	—	4	3	3	2	1	4	7
Acquisition and Divestiture Related Costs (f)	—	1	3	5	3	3	7	7
Accretion (g)	—	—	—	—	2	(6)	2	9
Other (h)	2	—	—	(9)	(4)	—	(10)	3

Adjusted EBITDA	$183	$205	$240	$268	$80	$79	301	316

Acquisitions Pro Forma Adjustments (i)							1	2
Cost Savings Initiatives Pro Forma Adjustments (j)							4	3

Pro Forma Adjusted EBITDA							$306	$321

Notes:

(1)	2011 results reflect combination of predecessor period (January 1, 2011 to November 1, 2011) and successor period (November 2, 2011 to December 31, 2011) prior and subsequent to Emdeon’s merger with an affiliate of The Blackstone Group L.P. (the “Blackstone Transaction”).
(a)	Represents non-cash equity compensation to both employees and directors. Excludes equity compensation accelerated in connection with the Blackstone Transaction included in (c).
(b)	Represents adjustments related primarily to the acquisition of the Company in 2006 and 2008, as well as the Blackstone Transaction in November 2011.
(c)	Represents charges related to the Company’s sale in 2006, expenses in 2008 and 2009 associated with the initial public offering and certain expenses associated with the Blackstone Transaction.
(d)	Represents loss on extinguishment of debt and related costs associated with the April 2012 repricing of the Company’s senior secured credit facilities (the “Senior Secured Credit Facilities”).
(e)	Represents the charges recognized related to facilities consolidation and other strategic initiatives.
(f)	Represents acquisition and divestiture related costs charged to operations.
(g)	Represents discount accretion related to the Company’s tax receivable agreement obligations.
(h)	Represents contingent consideration adjustments and other items.
(i)	Represents pro forma adjustments as permitted by the terms of the Senior Secured Credit Facilities to reflect acquisitions as if consummated at the beginning of the year.
(j)	Represents pro forma adjustments as permitted by the terms of the Senior Secured Credit Facilities for the future impact of cost savings initiatives (not reflected in adjustments to EBITDA above).

Explanation of Non-GAAP Financial Measures

Emdeon’s management believes that, in order to properly understand Emdeon’s short-term and long-term financial trends, investors may wish to consider supplemental measures of operating performance, when used as a supplement to financial performance measures prepared in accordance with GAAP. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, operating performance measures prepared in accordance with GAAP. In addition to the description provided below, reconciliations of GAAP to these non-GAAP measures are set forth above.

Supplemental Operating Performance Measures

Management uses the supplemental operating performance measures of Adjusted EBITDA and Pro Forma Adjusted EBITDA. In this exhibit, Emdeon defines Adjusted EBITDA as EBITDA (which is defined as Net Income before Income Tax Provision (Benefit), Net Interest Expense and Depreciation and Amortization), plus certain other non-cash or non-operating items and defines Pro Forma Adjusted EBITDA as Adjusted EBITDA plus the pro forma effect of acquisitions and cost saving initiatives as permitted by the terms of the Senior Secured Credit Facilities.

Management uses Adjusted EBITDA and Pro Forma Adjusted EBITDA to facilitate a comparison of Emdeon’s operating performance on a consistent basis from period to period that, when viewed in combination with Emdeon’s GAAP results, management believes provides a more complete understanding of factors and trends affecting Emdeon’s business than GAAP measures alone. Management believes these non-GAAP measures assist Emdeon’s board of directors, management, investors and lenders in comparing Emdeon’s operating performance on a consistent basis because they remove where applicable, the impact of Emdeon’s capital structure, asset base, acquisition accounting, non-cash charges and non-operating items from Emdeon’s operations. Additionally, management uses Adjusted EBITDA to evaluate the operational performance of Emdeon as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs.